Exhibit 99.1

AT THE COMPANY	AT FTI CONSULTING
Marc S. Goldfarb Senior Vice President & General Counsel	Jennifer Milan / Daniel Haykin General Information
201-405-2454	212-850-5600

FOR IMMEDIATE RELEASE

KID BRANDS, INC. REPORTS THIRD QUARTER 2012 RESULTS

Company Also Announces Amended Credit Facility and Refinancing Commitment Letter

East Rutherford, N.J. — November 21, 2012 — Kid Brands, Inc. (NYSE: KID) today reported financial results for the three months ended September 30, 2012 (“Q3 2012”).

Summary Results

	Three Months Ended September 30,			Nine Months Ended September 30,
(in millions, except per share data)	2012	2011 (Restated)*	% Change	2012	2011 (Restated)*	% Change
Net sales	$60.9	$69.5	(12.3)%	$171.6	$189.6	(9.5)%
Net loss	$(49.6)	$(0.2)	—	$(50.2)	$(3.2)	—
Net loss per diluted share	$(2.27)	$(0.01)	—	$(2.30)	$(0.15)	—
Adjusted net income**	$0.7	$2.1	(64.8)%	$1.2	$5.7	(78.7)%
Adjusted net income per diluted share**	$0.03	$0.09	(64.9)%	$0.06	$0.26	(78.8)%

*	The results of operations set forth above and elsewhere in this release for the three month period ended September 30, 2011 (“Q3 2011”) and the nine month period ended September 30, 2011 (the “2011 YTD Period”) reflect the impact of the previously-announced restatement of specified prior financial statements, as described in Note 12 of Notes to Unaudited Consolidated Financial Statements in the Company’s Quarterly Report on Form 10-Q for Q3 2012 (the “Q3 2012 10-Q”).
**	“Adjusted net income” and “Adjusted net income per diluted share” for each of Q3 2012, the nine month period ended September 30, 2012 (the “2012 YTD Period”), Q3 2011 and the 2011 YTD Period are non-GAAP financial measures, which are described in detail under the heading “Non-GAAP Information” below and are reconciled to GAAP measures in the table at the end of this release.

Third Quarter 2012 Results

Net sales for Q3 2012 decreased 12.3% to $60.9 million compared to $69.5 million for Q3 2011. This decrease was primarily the result of sales declines of 20.9% at Kids Line, 17.1% at LaJobi and 4.1% at CoCaLo, in each case primarily due to lower sales volume at certain large customers. These declines were partially offset by an increase in sales of 16.5% at Sassy, primarily due to increases at two large customers and the success of Carter’s®-branded products.

Gross profit for Q3 2012 was $13.4 million, or 22.0% of net sales, as compared to $18.5 million, or 26.6% of net sales, for Q3 2011. Gross profit decreased in absolute terms as a result of lower sales and lower gross margins. Gross profit margins decreased primarily as a result of: (i) lower sales ($2.1 million impact); (ii) higher allowances and markdowns ($1.3 million); (iii) higher inventory write-downs and reserves as a result of closeout and promotional sales, including with respect to the wind-down of Kids Line’s UK operations ($1.2 million); (iv) voluntary product recall costs ($0.6 million); and (v) product mix changes and increased product costs ($0.6 million). The decline in gross profit margin was partially offset by: (i) a reduction in the aggregate accrual for Customs duties ($0.4 million) as a result of the completion of the Company’s prior disclosures and settlement submissions to U.S. Customs for all business units (the “Customs Accrual Reduction”); and (ii) reduced amortization of intangibles ($0.3 million) as a result of the impairment in the fourth quarter of 2011 of the Kids Line Customer Relationship intangible asset.

Selling, general and administrative (SG&A) expense was $12.4 million, or 20.3% of net sales, for Q3 2012, as compared to $16.2 million, or 23.3% of net sales, for Q3 2011. SG&A expense decreased in absolute terms and as a percentage of sales primarily as a result of: (i) lower compensation expense related to headcount reductions implemented earlier in 2012 and lower bonus and severance accruals ($1.0 million in the aggregate); (ii) a reduction in professional fees incurred in connection with various Customs matters and related litigation ($0.9 million) (“Customs Compliance Costs”); (iii) lower share-based compensation expense ($0.6 million); and (iv) trade show costs incurred in Q3 2011 ($0.5 million), which will recur during the fourth quarter of 2012.

Other expense was $1.4 million for Q3 2012 as compared to $2.2 million for Q3 2011, primarily as a result of: (i) a write-off during Q3 2012 ($0.7 million) of a portion of the remaining unamortized deferred financing costs incurred in August 2011 as a result of a credit refinancing, as compared to a similar type of write-off in Q3 2011 ($1.0 million) with respect to a prior credit agreement, representing a decrease in financing write-offs of $0.3 million (each, a “Financing Write-Off”); (ii) a net currency exchange gain ($0.3 million); and (iii) a reduction in interest expense ($0.2 million) due to lower borrowings and lower unused line fees in Q3 2012 as compared to Q3 2011.

Loss before income tax provision was $0.3 million for Q3 2012 as compared to income before income tax provision of $0.1 million for Q3 2011, primarily as a result of the items described above.

The income tax provision for Q3 2012 was $49.2 million on loss before income tax provision of $0.3 million. The income tax provision for Q3 2012 includes an increase in the valuation allowance for deferred tax assets of $45.0 million, as described in the Q3 2012 10-Q. The income tax provision for Q3 2011 was $0.2 million on income before income tax provision of $0.1 million.

Net loss for Q3 2012 was $49.6 million, or ($2.27) per diluted share, as compared to a net loss of $0.2 million, or ($0.01) per diluted share, for Q3 2011.

Non-GAAP adjusted net income for Q3 2012 was $0.7 million, or $0.03 per diluted share, as compared to non-GAAP adjusted net income of $2.1 million, or $0.09 per diluted share, for Q3 2011.

Non-GAAP adjusted net income and adjusted net income per diluted share for Q3 2012 reflect adjustments to net loss, as reported, to exclude the effect of the following items and to apply an assumed tax rate of 39% to the resulting adjusted pre-tax income: (i) the $49.2 million income tax provision; (ii) the Q3 2012 Financing Write-Off ($0.7 million); (iii) voluntary product recall costs of $0.6 million; (iv) Customs Compliance Costs of $0.4 million; (v) the $0.4 million Customs Accrual Reduction; (vi) $0.03 million of additional accrued interest on anticipated aggregate Customs duties (“Customs Interest”); and (vii) $0.2 million of severance costs (collectively, the “Q3 2012 Adjustments”).

Non-GAAP adjusted net income and adjusted net income per diluted share for Q3 2011 reflect adjustments to net loss, as reported, to exclude the effect of the following items and to apply an assumed tax rate of 39% to the resulting adjusted pre-tax income: (i) the $0.2 million income tax provision; (ii) Customs Compliance Costs of $1.4 million; (iii) the Q3 2011 Financing Write-Off ($1.0 million); (iv) $0.8 million of severance costs; and (v) additional accruals for anticipated Customs duties and related interest thereon ($0.1 million in the aggregate) (collectively, the “Q3 2011 Adjustments”).

2012 YTD Period

Net sales for the 2012 YTD Period decreased 9.5% to $171.6 million compared to $189.6 million for the 2011 YTD Period. This decrease was primarily the result of sales declines of 17.6% at Kids Line, 16.0% at CoCaLo and 6.3% at LaJobi, in each case primarily due to significantly lower sales volume at certain large customers. These declines were partially offset by an increase in sales of 3.1% at Sassy, primarily due to the expansion of Carter’s®-branded products.

Net loss for the 2012 YTD Period was $50.2 million, or ($2.30) per diluted share, as compared to a net loss of $3.2 million, or ($0.15) per diluted share, for the 2011 YTD Period.

Non-GAAP adjusted net income for the 2012 YTD Period was $1.2 million, or $0.06 per diluted share, as compared to non-GAAP adjusted net income of $5.7 million, or $0.26 per diluted share, for the 2011 YTD Period.

Non-GAAP adjusted net income and adjusted net income per diluted share for the 2012 YTD Period reflect adjustments to net loss, as reported, to exclude the effect of the following items and to apply an assumed tax rate of 39% to the resulting adjusted pre-tax income: (i) a $47.8 million income tax provision; (ii) Customs Compliance Costs of $1.8 million; (iii) aggregate Financing Write-Offs of $1.5 million (consisting of the $0.7 million Financing Write-Off discussed above and an additional $0.8 million write-off of unamortized deferred financing costs resulting from the voluntary reduction of aggregate commitments under the Company’s credit agreement); (iv) $0.8 million of severance costs; (v) $0.6 million of voluntary product recall costs; (vi) the $0.4 million Customs Accrual Reduction; and (vii) $0.2 million of additional Customs Interest (collectively, the “2012 YTD Adjustments”).

Non-GAAP adjusted net income and adjusted net income per diluted share for the 2011 YTD Period reflect adjustments to net loss, as reported, to exclude the effect of the following items and to apply an assumed tax rate of 39% to the resulting adjusted pre-tax income: (i) a $5.5 million income tax provision; (ii) Customs Compliance Costs of $4.5 million; (iii) a valuation reserve adjustment of $2.0 million recorded in the second quarter of 2011 resulting from the bankruptcy of the buyer of the Company’s former gift business (“TRC”); (iv) a $1.1 million accrual for a contingent liability in connection with a lease assigned to TRC; (v) the Q3 2011 Financing Write-Off of $1.0 million; (vi) a $0.9 million additional accrual for aggregate anticipated Customs duties and related interest thereon; (vii) severance costs of $0.8 million; (viii) $0.7 million in LaJobi crib remediation costs; and (ix) $0.1 million in fees for a March 2011 amendment to a prior credit facility (collectively, the “2011 YTD Adjustments”).

Amended Credit Agreement/Refinancing Activities

On November 15, 2012, the Company amended its Credit Agreement to, among other things, revise the financial covenant requirements contained therein for future periods, and to extend certain deadlines to implement specified cash management arrangements and to furnish certain documents related to a potential alternative financing. The Company was in compliance with all financial covenants contained in its Credit Agreement as of September 30, 2012. The Company’s current Credit Agreement, as amended by the November 2012 amendment, is described in detail in the Q3 2012 10-Q.

In furtherance of its efforts to aggressively pursue a refinancing of its current credit facility, the Company also reported that it has signed a commitment letter for a proposed alternative financing that is designed to replace its existing facility. There can be no assurance, however, that any refinancing can be completed on terms acceptable to the Company or at all.

Conference Call Information

The conference call, which will be held at 9:00 a.m. ET today, November 21, 2012, may be accessed by dialing 877-681-3375 or 719-325-4900, access code: 3884530. Additionally, a webcast of the call can be accessed at www.kidbrands.com, www.earnings.com, or http://www.media-server.com/m/p/sit9zfg9, and will be archived online shortly after the conference call for 90 days. A replay of the call will be available through November, 28, 2012, by dialing 877-870-5176 or 858-384-5517, access code: 3884530.

Non-GAAP Information

In this release, certain financial measures for Q3 2012, the 2012 YTD Period, Q3 2011 and the 2011 YTD Period are presented both in accordance with United States generally accepted accounting principles (“GAAP”) and also on a non-GAAP basis. In particular, “Adjusted net income” and “Adjusted net income per diluted share” for each of the foregoing periods are non-GAAP financial measures.

Adjusted net income is defined as the reported net income/(loss), plus/minus certain items (including reversal of the relevant income tax provision or benefit), and the application of an assumed tax rate of 39% on the resulting adjusted pre-tax income. Adjusted net income and adjusted net income per diluted share for: (i) Q3 2012 exclude the Q3 2012 Adjustments; (ii) the 2012 YTD Period exclude the 2012 YTD Adjustments; (iii) Q3 2011 exclude the Q3 2011 Adjustments; and (iv) the 2011 YTD Period exclude the 2011 YTD Adjustments.

In addition, adjusted net income per diluted share for the Q3 2012, the 2012 YTD Period, Q3 2011 and the 2011 YTD Period also include adjustments to reflect the weighted-average dilutive effect of certain shares underlying in-the-money stock appreciation rights (such shares were excluded from the weighted-average diluted share calculation used to determine net loss per diluted share, as reported for such periods, because the Company was in a net loss position for such periods, and the inclusion of such shares would have been anti-dilutive). In the computation of adjusted net income per diluted share for each of the foregoing periods, however, such shares were included.

These non-GAAP measures are not based on any comprehensive set of accounting rules or principles. The Company believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. However, the Company believes that the non-GAAP measures presented in this release are useful to investors, as they enable the Company and its investors to evaluate and compare the Company’s results from operations and cash resources generated from the Company’s business in a more meaningful and consistent manner (by excluding specific items which are not reflective of ongoing operating results) and provide an analysis of operating results using the same measures used by the Company’s chief operating decision makers to measure performance. These non-GAAP financial measures result largely from management’s determination that the facts and circumstances surrounding the excluded charges are not indicative of the ordinary course of the ongoing operation of the Company’s business. As a result, the non-GAAP financial measures presented in this release may not be comparable to similarly titled measures reported by other companies, and are included only as supplementary measures of financial performance. This data is furnished to provide additional information and should not be considered in isolation as a substitute for measures of performance prepared in accordance with GAAP. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are included in the tables attached to this press release.

Kid Brands, Inc.

Kid Brands, Inc. and its subsidiaries are leaders in the design, development and distribution of infant and juvenile branded products. Its design-led products are primarily distributed through mass market, baby super stores, specialty, food, drug, independent and e-commerce retailers worldwide.

The Company’s current operating subsidiaries consist of: Kids Line, LLC; LaJobi, Inc; Sassy, Inc.; and CoCaLo, Inc. Through these wholly-owned subsidiaries, the Company designs, manufactures (through third parties) and markets branded infant and juvenile products in a number of complementary categories including, among others: infant bedding and related nursery accessories and décor, food preparation and nursery appliances, and diaper bags (Kids Line® and CoCaLo®); nursery furniture and related products (LaJobi®); and developmental toys and feeding, bath and baby care items with features that address the various stages of an infant’s early years (Sassy®). In addition to the Company’s branded products, the Company also markets certain categories of products under various licenses, including Carter’s®, Disney®, Graco® and Serta®. Additional information about the Company is available at www.kidbrands.com.

Note: This press release contains certain forward-looking statements. Additional written and oral forward-looking statements may be made by the Company from time to time in Securities and Exchange Commission (SEC) filings and otherwise. The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements. These forward-looking statements include statements that are predictive in nature and depend upon or refer to future events or conditions, and include, but are not limited to, information regarding the status and progress of our operating activities, the plans and objectives of our management and assumptions regarding our future performance, operating expenses, working capital needs, liquidity and capital requirements, business trends and competitiveness. Forward-looking statements include, but are not limited to, words such as “believe”, “plan”, “anticipate”, “estimate”, “project”, “may”, “planned”, “potential”, “should”, “will”, “would”, “could”, “might”, “possible”, “contemplate”, “continue”, “expect”, “intend”, “seek” or the negative of or other variations on these and other similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects, and possible future actions, are also forward-looking statements. The Company cautions readers that results predicted by forward-looking statements, including, without limitation, those relating to our future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Specific risks and uncertainties include, but are not limited to, those set forth under Part I, Item 1A, Risk Factors, of the Company’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, each as filed with the SEC. Forward-looking statements are also based on economic and market factors and the industry in which we do business, among other things. These statements are not guarantees of future performance. Forward-looking statements speak only as of the date the statements are made. Except as required under the federal securities laws and rules and regulations of the SEC, the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

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KID BRANDS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except Share and Per Share Data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011 (Restated)*	2012	2011 (Restated)*
Net sales	$60,909	$69,475	$171,607	$189,603
Cost of sales	47,502	50,998	131,299	138,690

Gross profit	13,407	18,477	40,308	50,913
Selling, general and administrative expenses	12,353	16,221	39,036	46,306
TRC valuation reserve	—	—	—	(2,000)

Operating income	1,054	2,256	1,272	6,607
Other (expense) income:
Interest expense, including amortization	(1,557)	(2,025)	(3,858)	(4,245)
Other, net	157	(176)	205	(73)

	(1,400)	(2,201)	(3,653)	(4,318)

(Loss)/income from operations before income tax provision	(346)	55	(2,381)	2,289
Income tax provision	49,216	232	47,775	5,504

Net loss	$(49,562)	$(177)	$(50,156)	$(3,215)

Basic loss per share:	$(2.27)	$(0.01)	$(2.30)	$(0.15)

Diluted loss per share:	$(2.27)	$(0.01)	$(2.30)	$(0.15)

Weighted average shares:
Basic	21,835,000	21,653,000	21,826,000	21,646,000

Diluted	21,835,000	21,653,000	21,826,000	21,646,000

*	Amounts for Q3 2011 and the 2011 YTD Period have been restated. See Note 12 of the Notes to Unaudited Consolidated Financial Statements of the Q3 2012 10-Q.

KID BRANDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	September 30, 2012	December 31, 2011
Cash and cash equivalents	$1,138	$2,456
Accounts receivable, net	42,726	39,313
Inventories, net	43,293	42,688
Other current assets	3,514	11,335
Long-term assets	52,895	97,054

Total assets	$143,566	$192,846

Other current liabilities	$84,419	$52,159
Long-term liabilities	18,599	50,873

Total liabilities	103,018	103,032

Shareholders’ equity	40,548	89,814

Total liabilities and shareholders’ equity	$143,566	$192,846

KID BRANDS, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Dollars in Thousands, Except for Share and Per Share Data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011 (Restated)	2012	2011 (Restated)
To arrive at Adjusted net income and Adjusted net income per diluted share (1):
Net loss, as reported	$(49,562)	$(177)	$(50,156)	$(3,215)

Less: tax provision	49,216	232	47,775	5,504

(Loss)/income from operations before income tax	(346)	55	(2,381)	2,289
Add: Customs Compliance Costs (included in SG&A)	449	1,379	1,804	4,497
Add: Customs duty/interest accrual
(portion included in cost of sales)	(380)	53	(380)	710
(portion included in interest expense)	33	82	163	237
Add: Voluntary product recall costs	559	—	559	—
Add: Crib Compliance Costs (included in cost of sales)	—	—	—	677
Add: March 2011 bank Amendment (included in interest expense)	—	—	—	131
Add: Financing Write-offs	702	1,007	1,483	1,007
Add: Severance Costs	171	805	752	805
Add: TRC Lease Accrual (included in SG&A)	—	—	—	1,051
Less: TRC Valuation Reserve Adjustment
(included in TRC valuation reserve)	—	—	—	(2,000)
Less: Tax impact of above items (using assumed 39% effective rate)	(463)	(1,319)	(780)	(3,668)

Adjusted net income	$725	$2,062	$1,220	$5,736

Adjusted net income per diluted share	$0.03	$0.09	$0.06	0.26

Weighted-average diluted shares outstanding, as reported (1)	21,835,000	21,653,000	21,826,000	21,646,000
Weighted-average diluted shares outstanding, as adjusted (1)	21,835,000	21,782,000	21,837,000	21,786,000

*	Amounts for Q3 2011 and the 2011 YTD Period have been restated. See Note 12 of Notes to Unaudited Consolidated Financial Statements in the Q3 2012 10-Q.
(1)	For all periods shown above, the Company was in a net loss position on a reported (GAAP) basis and, accordingly, the weighted-average diluted shares outstanding excluded certain shares underlying in-the-money stock appreciation rights because inclusion of such shares would have been anti-dilutive. In the computation of “adjusted net income per diluted share” for each such period, however, such shares were included.